JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Braemar Hotels & Resorts Inc., a Maryland corporation (the "Corporation"); and

WHEREAS, Al Shams Investments Limited, a Bermuda limited company ("ASIL"), and Wafic Rida Saïd (together, the "ASIL Parties"), Jennifer Bitterman, Jonathan Klein, Anna Massion, Michael Peat, and Wayne Walker wish to form a group for the purpose of soliciting proxies from the Corporation's stockholders to nominate and elect directors at the Corporation's upcoming annual meeting of stockholders or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (collectively, the "Annual Meeting"), and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 13th day of September 2026 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the undersigned (collectively, the "Group") agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Corporation. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. The ASIL Parties or their representatives shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member as soon as practicable prior to the filing or submission thereof and will consider in good faith any comments received by such member.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Mark Crockwell, Director of ASIL, of (i) any of his, her or its purchases or sales of securities of the Corporation; or (ii) any securities of the Corporation over which he, she or it acquires or disposes of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.       So long as this agreement is in effect, each of Messrs. Klein, Peat and Walker and Mses. Bitterman and Massion agrees to provide ASIL advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Corporation which he or she has, or would have, direct or indirect beneficial ownership so that ASIL has an opportunity to review the potential implications of any such transaction in the securities of the Corporation and pre-evaluate any such potential transaction in the securities of the Corporation by Messrs. Klein, Peat and Walker and Mses. Bitterman and Massion. Each of Messrs. Klein, Peat and Walker and Mses. Bitterman and Massion agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Corporation without the prior written consent of ASIL.

4.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies for the election of the persons nominated by ASIL to the Corporation's Board of Directors at the Annual Meeting, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

5.       The ASIL Parties shall have the right to pre-approve all expenses incurred in connection with the Group's activities and agree to pay directly all such pre-approved expenses without any reimbursement for such expenses being owed or paid to the ASIL Parties by any other party to this agreement.

6.       Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group's activities set forth herein (each, a "Communication" and, collectively, "Communications") shall be first approved by ASIL or its representatives, to the extent any such Communications refer to the Group's activities set forth in Section 4; provided, that, in the event any Communication involves disclosure that directly relates to any of the undersigned and goes beyond the information previously provided by such person to the ASIL Parties or their representatives, the ASIL Parties or their representatives shall, to the extent feasible, provide such person with a copy of the relevant disclosure as soon as practicable prior to issuance thereof and will consider in good faith any comments received from such person. In addition, the ASIL Parties or their representatives shall have sole discretion over the content and timing of private communications, negotiating positions and / or settlement terms taken on behalf of the Group in connection with any potential resolution of the Group's solicitation or any definitive agreement, each with respect to the Annual Meeting or the other purposes set forth in Section 4.

7.       The relationship of the parties hereto as members of the Group in connection with the activities set forth in Section 4 shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party's right to purchase or sell securities of the Corporation, as he, she or it deems appropriate, in his, her or its sole discretion, provided that advance notice and approval is received in accordance with Sections 3 and 4 and all such purchases and sales are made in compliance with all applicable securities laws.

8.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.       In the event of any dispute arising out of the provisions of this agreement or his, her or its investment in the Corporation, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of Delaware.

10.       This agreement shall remain in full force and effect until the earliest to occur of (i) the conclusion of the Annual Meeting or (ii) ASIL's entry into any settlement agreement with the Corporation, unless otherwise agreed to by the parties. Any party hereto may earlier terminate his, her or its obligations under this agreement on 24 hours' written notice to all other parties, with a copy by email to Mark Crockwell, [personal information redacted].

11.       Each party acknowledges that ASIL shall, in its sole discretion, select and retain counsel for both the Group and the ASIL Parties and their affiliates relating to his, her or its investment in the Corporation.

12.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of this 13th day of September 2026.

AL SHAMS INVESTMENTS LIMITED

By:	/s/ David Auckland
Name:	David Auckland
Title:	Director

/s/ Wafic Rida Saïd
WAFIC RIDA SAÏD

/s/ Jennifer L. Bitterman
JENNIFER L. BITTERMAN

/s/ Jonathan Klein
JONATHAN KLEIN

/s/ Anna Massion
ANNA MASSION

/s/ Sir Michael Peat
SIR MICHAEL PEAT

/s/ Wayne Walker
WAYNE R. WALKER